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                                  EXHIBIT 11.2

                     LOMAK PETROLEUM, INC. AND SUBSIDIARIES


                       Computation of Earnings Per Common
                          and Common Equivalent Shares
                      (In thousands, except per share data)



                                                                  Nine Months Ended September 30,
                                                                  -----------------------------
                                                                    1996                 1997
                                                                  --------             --------

Average shares outstanding                                          14,190               19,227

Net effect of conversion of warrants and stock options                 425                1,150
                                                                  --------             --------

Total primary and fully diluted shares                              14,615               20,377
                                                                  ========             ========


Net income                                                        $  8,103             $ 11,740

Less preferred stock dividends                                      (1,870)              (1,752)
                                                                  --------             --------

Net income applicable to common shares                            $  6,233             $  9,988
                                                                  ========             ========

Earnings per common share                                         $    .43             $    .49
                                                                  ========             ========